Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
December 3, 2007	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Completes Purchase of Minnesota Iron Mine

FORT WAYNE, INDIANA, December 3, 2007 —Steel Dynamics, Inc. (NASDAQ/GS:STLD) announced today that it has completed a transaction in which it has purchased approximately 6,000 acres of land at Hoyt Lakes, Minnesota, from Cleveland Cliffs, Inc. Steel Dynamics also has obtained the mineral rights for this property as well as mineral rights on additional land that is contiguous to the purchased parcel. These properties are at the site of a taconite mine on the Mesabi Iron Range that was previously operated by the former LTV Corporation and was later purchased by Cleveland Cliffs.

Steel Dynamics plans to re-open the mine, to conduct surface mining of iron deposits, and to construct and operate a facility for the concentrating of iron ore. Operations could begin in late 2009 or early 2010, assuming the timely issuance of permits. In total, the cost of this venture is estimated to be $165 million. The company expects to hold approximately $65 million in equity and will be the sole owner of the mining and concentrating company, to be known as Mesabi Mining, LLC.

Separately, Steel Dynamics, Inc. and Kobe Steel, Ltd. have formed a new corporation, Mesabi Nugget Delaware, LLC, to construct and operate an iron nugget manufacturing plant on the site. Permits have been issued for the construction and operation of this iron-making facility and construction is now underway. As previously announced, Iron Range Resources and the Minnesota Department of Employment and Economic Development have supported this project, with the State of Minnesota agreeing to provide $26.5 million in non-recourse financing for the nugget project. The plant is expected to have an annual capacity of 500,000 metric tons and to begin iron nugget production in mid-2009.

Steel Dynamics anticipates that all of the iron mined from the site will be concentrated on site and delivered to the nugget plant or to future additional plants on the site. Substantially all of the output from the announced nugget plant is expected to be consumed in SDI’s mini-mills, primarily in Indiana. The company believes that this new business will be capable of providing to its steel mills, at a favorable cost, a domestic source of iron units that are of equal or higher quality than purchased pig iron. In time, additional nugget production facilities could be constructed at the site.

Forward-Looking Statements

This press release contains predictive statements about future events, including financing, construction of facilities, the successful operation of iron-making facilities, mining operations, and iron-concentrating facilities, as well as logistical support for these activities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com